Exhibit 5.1

Form of Legal Opinion

[LETTERHEAD OF DAVID M.  BOVI, P.A.]

June 16, 2011

Board of Directors

Mister Goody, Inc.
7877 Emerald Winds Circle
Boynton Beach, Florida 33473

Re:

Mister Goody, Inc.

Registration Statement on Form S-1

Gentlemen:

Mister Goody, Inc. (the “Company”) has requested that we render the opinion set forth in this letter in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale by the selling stockholders listed in the prospectus included in the Registration Statement of 400,000 shares (the “Shares”) of common stock, par value $.001 per share.

In rendering this opinion, we have examined and relied upon copies of such documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies. Based upon the foregoing examination, we are of the opinion that the Shares are legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/David M. Bovi, Esq.

David M. Bovi, P.A.